Exhibit 99.1

[West Marine Logo]

WEST MARINE REPORTS 2014 RESULTS AND PROVIDES 2015 FULL-YEAR OUTLOOK

WATSONVILLE, CA, February 26, 2015 - West Marine, Inc. (NASDAQ: WMAR) today reported unaudited financial results for the fourth quarter and fiscal year ended January 3, 2015. Fiscal 2014 was a 53-week year for the company and both the full year and fourth quarter benefitted from the additional week.

•	Net revenues for the 53-week period increased 1.9% compared to the 52-week period last year and net revenues for the fourth quarter increased 8.9% compared to the 13-week period in the prior year.
•	Pre-tax income was $4.0 million and earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $22.6 million, compared to pre-tax income of $15.3 million and EBITDA of $30.7 million last year.
•	Net income and earnings per share were $1.9 million and $0.08, respectively, compared to net income of $7.8 million and $0.32 earnings per share last year. Excluding a $0.8 million tax valuation allowance, net income was $2.8 million, or $0.11 per share.
•	Excluding the impact of the 53rd week, comparable store sales increased by 0.1% for the year and by 2.8% for the fourth quarter.
•	The company remained debt-free at year-end and had $101.1 million available on its revolving credit line at the end of the fiscal year.

Matt Hyde, West Marine’s CEO, commented: “We’re pleased with our strong fourth quarter results. From increased comp store sales to a strong holiday response, our key growth strategies delivered solid top line growth. We are optimistic that these strategic initiatives, combined with a strengthening boating industry, will give us good momentum as we start this year’s boating season.”

Progress on our growth strategies year-to-date was as follows:

•	eCommerce: Sales from our eCommerce website were up by 1.4%, as compared to last year, and represented 7.7% of total sales, compared to 7.6% for the same period last year. Overall our eCommerce results this year were negatively affected by the replatform of our website earlier in the year. However, with the replatform behind us, our eCommerce sales returned to positive year-over-year growth in mid-July and continued to improve throughout the remainder of the fiscal year. We remain committed to our goal for eCommerce to represent 15% of total sales by 2019.
•	Store optimization: Sales through our optimized stores, markets where we have consolidated or revitalized stores to improve the shopping experience for our customers, increased to 42.4% of total sales compared to 35.0% last year. This year-over-year increase supports our goal to deliver 50% of our total sales through optimized stores by 2019.
•	Merchandise expansion: Sales in these product lines, which include footwear, apparel, clothing accessories, fishing products and paddle sports equipment, were up by 14.1%, with core product sales down 1.7%, compared to last year.

Fiscal Year and Fourth Quarter Financial Highlights

Net revenues for the fiscal year 2014 ended January 3, 2015 were $675.8 million, an increase of 1.9% compared to net revenues of $663.2 million for fiscal year 2013. Fiscal 2014 was a 53-week year and included an extra week in the fourth quarter. Comparable store sales for this year increased 0.1% and for the fourth quarter increased 2.8%, excluding the impact of the 53rd week in 2014.

Net income for fiscal year 2014 was $1.9 million, or $0.08 per diluted share, compared to fiscal year 2013 net income of $7.8 million, or $0.32 per diluted share. Excluding the impact of the $0.8 million tax valuation allowance related to our Canadian operations, net income was $2.8 million, or $0.11 per share.

Net revenues for the fourth quarter increased by $10.6 million, or 8.9%, to $129.4 million compared to $118.8 million for the fourth quarter of 2013. Net loss for the fourth quarter was $10.3 million compared to a net loss of $11.2 million for the fourth quarter of 2013. Our fourth quarter earnings included costs that exceeded our forecasts, such as: higher employee benefits expense, including healthcare claims; increased share-based compensation expense due to the unanticipated increase in our stock price late in the year; and higher-than-expected unit buying and distribution costs due to bringing in additional inventory to support early-season sales growth and to bolster our core boat product sales in our traditional stores.

Total inventory as of January 3, 2015 was $214.3 million, an $11.3 million, or 5.5%, increase compared to the balance at December 28, 2013, and a 5.0% increase on an inventory per square foot basis. Inventory turns for fiscal 2014 decreased to 2.15, as compared to 2.17 for 2013.

Return on Invested Capital (“ROIC”) for the 53-week period ended January 3, 2015 was 4.0%, which compares to 5.0% ROIC for the 52-week period ended December 28, 2013. ROIC based on GAAP net income was 4.0% and 5.3% for fiscal 2014 and 2013, respectively. EBITDA for fiscal year 2014 was $22.6 million, compared to $30.7 million for the same period last year.

Fiscal 2015 Outlook

Our key financial projections for full-year 2015 are in the following ranges:

•	Comparable store sales growth of 1% to 4%, on a comparable 52-weeks year-over-year
•	EBITDA of $26 million to $31 million
•	Pre-tax income of $6 million to $11 million
•	Earnings per share of $0.14 to $0.27

Reflected in the above outlook is the continuation of our “15/50 plan,” and includes continued investments in our strategic growth initiatives, including capital expenditures in 2015 of approximately $22 million to $25 million. Successful execution of this plan, supported by our merchandise expansion strategy, will deliver incremental sales and operating margin improvement. The first number in the 15/50 plan refers to our objective to grow our eCommerce business to 15% of total sales. The second number reflects our expectation that sales derived from consolidated and revitalized stores will grow to 50% of total sales. The 15/50 plan represents the diversification of West Marine, positions us to realize higher profitability, and to be less seasonal and weather dependent, and allows us to serve our customers’ lives more completely as a waterlife outfitter.

Webcast and Conference Call

West Marine will hold a conference call and webcast on Thursday, February 26, 2015, at 1:00 p.m. Eastern Time (“EDT”) to discuss its fourth quarter and fiscal year 2014 financial results. The live call will be webcast and available in real time on the Internet at westmarine.com under "Investor Relations." Participants may also dial (888) 756-1546 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 68307040.

An audio replay of the call will be available February 26, 2015 at 4:00 p.m. EDT through March 5, 2015 at 11:59 p.m. EDT. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 68307040.

About West Marine

Founded in 1968 by a sailor, West Marine, Inc. is the largest omni-channel specialty retailer exclusively offering boating gear, apparel and footwear and other waterlife-related products to anyone who enjoys recreational time on or around the water. With over 270 stores located in 38 states, Puerto Rico and Canada and an eCommerce website reaching domestic and international customers, West Marine is the leading waterlife outfitter for cruisers, sailors, anglers, paddle sports enthusiasts and industry service providers. West Marine has everything you need for your life on the water. For more information on West Marine, its products and store locations, visit westmarine.com or call 1-800-BOATING (1-800-262-8464). West Marine’s stock is traded on NASDAQ under the symbol WMAR.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These risks and uncertainties include, among other things, expectations related our earnings and growth in profitability, expectations and projections with respect to our ability to execute on our strategic growth strategies, expectations related to our ability to grow revenues of core boating products, expectations related to our ability to manage our assets, reduce our operating expenses and drive ROIC, and our expectations for fiscal year 2015 results, as well as facts and assumptions underlying these expectations and projections. In addition, the results presented in this release are preliminary and unaudited, and may change as we finalize our financial statements. Actual results for the fourth quarter of 2014 and the current fiscal year may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 28, 2013 and quarterly report on Form 10-Q for the fiscal quarter ended September 27, 2014, as well as the discussion of critical accounting policies in our Form 10-K for the year ended December 28, 2013. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This release references certain financial information not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically adjusted net income, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Return on Invested Capital (“ROIC”). We believe adjusted net income provides meaningful supplemental information for our investors regarding the performance of our business and facilitates comparisons with prior periods by removing the impact of the valuation allowance that resulted from our decision to phase-out Canadian operations. We believe that EBITDA provides a clearer picture of operating performance of our business, particularly given the significant investments we are making in the growth of the business, by eliminating the effects of depreciation and interest expense. Adjusted net income and EBITDA are not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. We believe that ROIC as presented in the accompanying financial tables, is a meaningful measure of our efficient and effective use of capital. ROIC is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measure in the tables set forth below.

Contact: West Marine, Inc.

Deborah Ajeska, Controller and Principal Financial Officer

(831) 761-4229

West Marine, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	January 3, 2015	December 28, 2013
ASSETS
Current assets:
Cash	$45,675	$48,408
Trade receivables, net	6,843	6,441
Merchandise inventories	214,298	203,036
Deferred income taxes	5,585	5,012
Other current assets	25,791	19,360
Total current assets	298,192	282,257

Property and equipment, net	79,447	72,848
Long-term deferred income taxes	3,993	5,684
Other assets	3,869	3,454
TOTAL ASSETS	$385,501	$364,243

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$33,244	$21,986
Accrued expenses and other	40,922	37,291
Total current liabilities	74,166	59,277

Deferred rent and other	20,327	16,382
Total liabilities	94,493	75,659

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 25,092,550 shares issued and 24,403,661 shares outstanding at January 3, 2015, and 24,625,481 shares issued and 24,296,497 shares outstanding at December 28, 2013.	25	25
Treasury stock	(9,171)	(4,405)
Additional paid-in capital	207,863	202,622
Accumulated other comprehensive loss	(564)	(565)
Retained earnings	92,855	90,907
Total stockholders' equity	291,008	288,584
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$385,501	$364,243

West Marine, Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except per share data)

	14 Weeks Ended		13 Weeks Ended
	January 3, 2015		December 28, 2013
Net revenues	$129,420	100.0%	$118,818	100.0%
Cost of goods sold	101,820	78.7%	97,428	82.0%
Gross profit	27,600	21.3%	21,390	18.0%
Selling, general and administrative expense	46,487	35.9%	40,612	34.2%
Loss from operations	(18,887)	(14.6)%	(19,222)	(16.2)%
Interest expense	106	0.1%	107	0.1%
Loss before income taxes	(18,993)	(14.7)%	(19,329)	(16.3)%
Benefits from income taxes	(8,716)	(6.8)%	(8,129)	(6.9)%
Net loss	$(10,277)	(7.9)%	$(11,200)	(9.4)%

Net loss per common and common equivalent share:

Basic	$(0.42)		$(0.46)
Diluted	$(0.42)		$(0.46)

Weighted average common and common equivalent
shares outstanding:
Basic	24,362		24,259
Diluted	24,362		24,259

	53 Weeks Ended		52 Weeks Ended
	January 3, 2015		December 28, 2013
Net revenues	$675,751	100.0%	$663,174	100.0%
Cost of goods sold	482,564	71.4%	471,528	71.1%
Gross profit	193,187	28.6%	191,646	28.9%
Selling, general and administrative expense	188,755	27.9%	175,903	26.5%
Income from operations	4,432	0.7%	15,743	2.4%
Interest expense	428	0.1%	434	0.1%
Income before income taxes	4,004	0.6%	15,309	2.3%
Provision for income taxes	2,056	0.3%	7,472	1.1%
Net income	$1,948	0.3%	$7,837	1.2%

Net income per common and common equivalent share:

Basic	$0.08		$0.32
Diluted	$0.08		$0.32

Weighted average common and common equivalent
shares outstanding:
Basic	24,244		24,259
Diluted	24,408		24,601

West Marine, Inc.

Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	53 Weeks Ended	52 Weeks Ended
	January 3, 2015	December 28, 2013

OPERATING ACTIVITIES:
Net income	$1,948	$7,837
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,234	14,960
Share-based compensation	3,109	3,207
Excess tax benefit from share-based compensation	(217)	(1,240)
Deferred income taxes	3,287	3,466
Provision for doubtful accounts	37	81
Lower of cost or market inventory adjustments	1,587	1,499
Loss on asset disposals	330	172
Changes in assets and liabilities:
Trade receivables	(439)	201
Merchandise inventories	(12,849)	(15,196)
Other current assets	(6,431)	(1,332)
Other assets	(659)	18
Accounts payable	10,787	1,108
Accrued expenses and other	3,458	(2,624)
Deferred items and other non-current liabilities	1,776	1,395
Net cash provided by operating activities	23,958	13,552

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	57	4,372
Purchases of property and equipment	(24,573)	(28,553)
Net cash used in investing activities	(24,516)	(24,181)

FINANCING ACTIVITIES:
Borrowings on line of credit	2,240	3,812
Repayments on line of credit	(2,240)	(3,812)
Proceeds from exercise of stock options	1,651	4,440
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	654	781
Excess tax benefit from share-based compensation	217	1,240
Treasury shares acquired	(4,766)	(4,020)
Net cash provided by (used in) financing activities	(2,244)	2,441

Effect of exchange rate changes on cash	69	54

NET DECREASE IN CASH	(2,733)	(8,134)

CASH AT BEGINNING OF PERIOD	48,408	56,542
CASH AT END OF PERIOD	$45,675	$48,408
Other cash flow information:
Cash paid for interest	$328	$293
Cash paid for income taxes, net of refunds of $1,394 and $37	2,064	5,048
Non-cash investing activities:
Changes in property and equipment additions in accounts payable	725	1,197

West Marine, Inc.

Reconciliation of Non-GAAP Financial Information

Return on Invested Capital ("ROIC")

(Unaudited and in thousands)

	53 Weeks Ended		52 Weeks Ended
	January 3, 2015		December 28, 2013
GAAP net income		$1,948		$7,837
Adjust for GAAP income tax (benefit) expense		2,056		7,472
GAAP income before taxes		4,004		15,309
Less: income tax expense at 2014 Rate		2,056		7,861
Adjusted net income		$1,948		$7,448

Add back:
Interest expense	428		434
Rent expense (fixed)	48,004		47,932
Total	48,432	23,563 [1]	48,366	23,531 [1]

Net income after adjustments and after-tax add backs (numerator)		$25,511		$30,978

Total Capital:

Long-term debt [2]		$-		$-
Operating leases capitalized at 8x annual rent expense		384,032		383,455
Total stockholder's equity [2]		289,772		285,195
Less: Cash and cash equivalents [2]		(41,411)		(48,635)

Total Capital (denominator: long-term debt + operating leases capitalized at 8x annual rent expense + total stockholders' equity - cash and cash equivalents)		$632,393		$620,015

ROIC		4.0%		5.0%
ROIC using GAAP net income		4.0%		5.3%

1 Total after-tax add backs after applying 2014 tax rate.

2 Calculated as the average of the five most recent quarter-end results.

West Marine

Reconciliations of Non-GAAP Information

Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")

(Unaudited and in millions)

	53 Weeks Ended	52 Weeks Ended
	January 3, 2015	December 28, 2013

GAAP Net Income	$1.9	$7.8

Add Back:
Interest Expense	0.4	0.4
Depreciation and Amortization	18.2	15.0
Income Tax Expense	2.1	7.5
	20.7	22.9

EBITDA	$22.6	$30.7

	Estimated
	Fiscal Year 2015
	Low	High
GAAP Pre-tax Income	$7.0	$13.0

Add Back:
Interest Expense	0.4	0.4
Depreciation and Amortization	19.6	19.6

	20.0	20.0

EBITDA	$27.0	$33.0

West Marine, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited and in thousands, except per share data)

53 Weeks Ended
January 3, 2015

GAAP Net income	$1,948
Valuation allowance	811
Non-GAAP Adjusted Net income	$2,759

53 Weeks Ended
January 3, 2015

GAAP Diluted net income per share	$0.08
Valuation allowance	0.03
Non-GAAP Adjusted Diluted net income per share	$0.11